EXHIBIT 15

                          Accountants' Acknowledgment


PepsiCo, Inc.
Purchase, New York

Ladies and Gentlemen:

Re: Registration Statement on Form S-8 of PepsiCo, Inc. pertaining to The Quaker 401(k) Plans for Salaried and Hourly Employees.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 19, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                     Very truly yours,


                                                     /s/ KPMG LLP


New York, New York
August 3, 2001